Exhibit 99.1

Armstrong World Industries Reports Fourth Quarter and Year-End 2010 Results

LANCASTER, Pa., Feb. 28, 2011 /PRNewswire/ — Armstrong World Industries, Inc. (NYSE: AWI) today reported fourth quarter 2010 net sales of $642.9 million, down 2 percent, from $653.0 million in the same period for 2009. Excluding a $5 million, or 1 percent, unfavorable impact of foreign exchange rates, sales decreased 1 percent. Reported operating loss of $30.2 million for the fourth quarter compared to operating loss of $1.6 million in the fourth quarter of 2009. Reported net loss was $21.0 million, or $0.36 per diluted share, for the fourth quarter. This compared to a net loss of $3.8 million, or $0.07 per diluted share, in the fourth quarter of 2009.

The Company uses adjusted income from operations, as well as other non-GAAP measures mentioned below, in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted operating income excludes the impact of foreign exchange, restructuring charges and related costs, impairments, and certain other gains and losses.

Adjusted operating income for the fourth quarter of 2010 of $18.7 million decreased 28 percent compared to $25.8 million on the same basis in the fourth quarter of 2009. As detailed in the attached reconciliation to GAAP, these adjustments increased operating income by $48.9 million in the fourth quarter of 2010 and $27.4 million in the fourth quarter of 2009. Adjusted net income was $6.3 million, or $0.11 per diluted share, compared to $12.9 million, or $0.22 per diluted share, on the same basis in 2009.

Fourth quarter volume declines of 2.5% and input inflation of $23 million more than offset the gains from manufacturing and SG&A. Volume losses were especially significant in our Wood Flooring segment where sales were down 11% despite modest mix and price improvements. Inflation had a particularly negative impact on our Wood Flooring segment which experienced approximately $20 million of increased cost due to lumber pricing versus the same period in 2009.

4th Quarter Segment Highlights

Resilient Flooring net sales were $229.3 million in the fourth quarter of 2010 compared to $237.6 million in the same period of 2009. Excluding the unfavorable impact of foreign exchange of $3 million, net sales declined about 2 percent. Lower sales volumes drove the decline. Reported operating loss was $1.8 million compared to a loss of $6.9 million in the fourth quarter of 2009. European Resilient Flooring contributed losses of $7.8 million and $5.2 million, respectively to those totals. Adjusted operating income for the segment of $1.2 million improved from a loss of $4.3 million calculated on the same basis in the prior year, despite lower sales. Adjusted operating income improved due to lower manufacturing and SG&A costs more than offsetting the margin impact of lower volume.

Wood Flooring net sales of $107.8 million in the fourth quarter of 2010 declined 11 percent from $120.7 million in the prior year’s quarter as residential new home construction and repair remodel activity in North America was down year-over-year. Reported operating loss of $32.0 million in the fourth quarter reflected a larger loss than the loss of $10.2 million reported in fourth quarter of 2009. Adjusted operating loss of $4.1 million was worse than income of $9.7 million calculated on the same basis in the prior year. Raw material inflation and lower volumes exceeded the cost reductions in manufacturing and SG&A.

Building Products net sales of $273.4 million in the fourth quarter of 2010 increased from $260.0 million in the prior year’s quarter. Excluding the unfavorable effects of foreign exchange of $2 million, sales increased by 6 percent. Volumes improved, primarily in Europe and Asia, and price and mix were up in North America. Reported operating income decreased to $16.1 million from $23.6 million in the fourth quarter of 2009. Adjusted operating income of $31.7 million increased from $23.6 million calculated on the same basis in 2009; 2010 was impacted by $7 million in charges related to the shutdown of the

Beaver Falls facility. The adjusted operating income improvements were primarily driven by the sales gains.

Cabinets fourth quarter net sales of $32.4 million were 7 percent below sales of $34.7 million in 2009 due to less volume. Reported operating loss for the fourth quarter of $0.9 million was better than the prior year’s $8.3 million loss. 2010 results were helped by lower manufacturing and SG&A expense. 2009 as reported results were impacted by the $4.9 million adjustment related to expenses associated with the closure of the Auburn, Nebraska manufacturing plant.

Unallocated corporate expense of $11.6 million in the fourth quarter of 2010 compared to income of $0.2 million in the fourth quarter of 2009. This change was driven by increased consulting expense in 2010 to help drive manufacturing and SG&A productivity.

Free cash flow of $43 million in the fourth quarter of 2010 compared to $53 million in 2009. Lower cash earnings, smaller improvements in working capital and restructuring charges negatively impacted results for the 2010 period versus the 2009 period.

Full Year Results

For the year ended December 31, 2010, net sales of $2.8 billion were flat with 2009. Excluding a $7 million favorable impact from exchange rates, net sales decreased by 1 percent. Lower volumes, primarily in North America more than offset mix and price gains.

Reported operating income for the year was $81.1 million compared to $90.6 million for 2009. Reported net earnings were $11.0 million, or $0.19 per diluted share, compared to $77.7 million, or $1.36 per diluted share in 2009.

Adjusted operating income of $188.2 million increased 20 percent compared to adjusted operating income of $156.6 million in 2009. Reduced manufacturing costs, particularly fixed costs, and lower SG&A expense offset inflation and lower sales volume. Adjusted net earnings of $100.8 million, or $1.73 per diluted share, compared to $81.9 million, or $1.44 per diluted share, on the same basis in 2009.

Free cash flow for the year was $180 million compared to $211 million in 2009 as smaller working capital improvements and lower cash earnings led to lower free cash flow in 2010.

Outlook

We expect developed markets to be relatively flat in 2011. We project new home starts in the U.S. to be around 600,000 and that repair and remodel activity in North America will be close to 2010 levels. We expect emerging market’s GDP to continue to grow in the high single digit range.

Management expects 2011 sales to be between $2.8 billion and $3 billion. Adjusted EBITDA is forecasted to be in the range of $360 million and $410 million, compared to $303 million in 2010. 2011 adjusted EPS is expected to be $2.04-$2.53 per diluted share, compared to $1.73 per diluted share in 2010. 2011 cash taxes are estimated to be approximately $15 million. A 42 percent tax rate will be utilized for adjusted earnings to facilitate comparability from period to period. Free cash flow is anticipated to be between $70 million and $120 million, versus $180 in 2010 as capital expenditures double.

Adjusted figures are reconciled to the most comparable GAAP measures in tables at the end of this release. Forward looking non-GAAP measure Adjusted EBITDA is set forth on our web site at www.armstrong.com under the investor relations tab.

Annual Meeting

The Board of Directors established Friday, June 24, 2011 as the date for the Company’s annual meeting of Shareholders. Shareholders of record at the close of trading on Monday, April 11, 2011 will be entitled to vote at that meeting. Pursuant to Article II, Section 5 of the Company’s Bylaws, if a Shareholder other than the Asbestos Personal Injury Settlement Trust should wish to propose business to come before that meeting, written notice of such business must be received by the Corporate Secretary of the Company no later than Sunday, April 3, 2011. Any such notice should be addressed to the attention of: Jeffrey D. Nickel, Corporate Secretary, Armstrong World Industries, Inc., 2500 Columbia Avenue, Lancaster, PA 17603. It is recommended that any notice be sent via means that will provide confirmation of the delivery date.

Earnings Webcast

Management will conduct a discussion for Shareholders during a live Internet broadcast beginning at 1:00 p.m. Eastern time today. This event will be broadcast live on the Company’s Web site, www.armstrong.com. From the homepage, click “For Investors” to access the call and the accompanying slide presentation. The replay of this event will also be available on the Company’s Website.

Forward Looking Statement

These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our outcomes could differ materially due to known and unknown risks and uncertainties, including: lower construction activity reducing our market opportunities; availability and costs for raw materials and energy; risks related to our international trade and business; business combinations among competitors, suppliers and customers; risks related to capital investments and restructurings; reduced business with key customers; and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We try to reduce both the likelihood that these risks will affect our businesses and their potential impact. However, no matter how accurate our foresight, how well we evaluate risks, and how effective we are at mitigating them, it is still possible that one of these problems or some other issue could have an adverse effect on our business, profitability, and the carrying value of assets. We undertake no obligation to update any forward-looking statement beyond what is required by applicable securities law.

About Armstrong and Additional Information

More details on the Company’s performance can be found in its Form 10-K, that will be filed with the SEC Monday, February 28. To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), Armstrong provides additional measures of performance adjusted to exclude foreign exchange, and certain, expenses, gains and losses. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on our website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2010, Armstrong’s consolidated net sales totaled approximately $2.8 billion. Based in Lancaster, Pa., Armstrong operates 35 plants in nine countries and has approximately 9,800 employees worldwide. For more information, visit www.armstrong.com.

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc., and Subsidiaries

(amounts in millions, except for per-share amounts)

	Three Months Ended December 31, 2010	Three Months Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2009
Net sales	$642.9	$653.0	$2,766.4	$2,780.0
Cost of goods sold	519.3	515.4	2,154.6	2,159.0
Selling, general and administrative expenses	130.8	131.1	531.3	552.4
Intangible asset impairment	22.4	18.0	22.4	18.0
Restructuring charges, net	7.0	—	22.0	—
Equity (earnings) from joint venture	(6.4)	(9.9)	(45.0)	(40.0)

Operating income (loss)	(30.2)	(1.6)	81.1	90.6
Interest expense	9.4	3.8	21.2	17.7
Other non-operating expense	0.8	0.4	1.2	0.9
Other non-operating (income)	(2.4)	(0.6)	(8.0)	(3.2)

Earnings (loss) before income taxes	(38.0)	(5.2)	66.7	75.2
Income tax expense / (benefit)	(17.0)	(1.4)	55.7	(2.5)

Net income (loss)	$(21.0)	$(3.8)	$11.0	$77.7

Net income (loss) per share of common stock:
Basic	$(0.36)	$(0.07)	$0.19	$1.36
Diluted	$(0.36)	$(0.07)	$0.19	$1.36
Average number of common shares outstanding:
Basic	58.0	57.5	57.7	56.8
Diluted	58.5	57.9	58.2	57.0

SEGMENT RESULTS

Armstrong World Industries, Inc., and Subsidiaries

(amounts in millions)

	Three Months Ended December 31, 2010	Three Months Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2009
Net sales:
Resilient Flooring	$229.3	$237.6	$1,013.2	$1,031.7
Wood Flooring	107.8	120.7	479.1	510.4
Building Products	273.4	260.0	1,135.5	1,087.7
Cabinets	32.4	34.7	138.6	150.2

Total Net Sales	$642.9	$653.0	$2,766.4	$2,780.0

Operating income (loss):
Resilient Flooring	$(1.8)	$(6.9)	$13.1	$0.1
Wood Flooring	(32.0)	(10.2)	(45.8)	(5.9)
Building Products	16.1	23.6	171.0	155.9
Cabinets	(0.9)	(8.3)	(6.4)	(18.3)
Unallocated Corporate	(11.6)	0.2	(50.8)	(41.2)

Total Operating Income (loss)	$(30.2)	$(1.6)	$81.1	$90.6

Selected Balance Sheet Information

(amounts in millions)

	December 31, 2010	December 31, 2009
Assets:
Current assets	$1,020.7	$1,331.6
Property, plant and equipment, net	854.9	929.2
Other noncurrent assets	1,046.8	1,041.8

Total assets	$2,922.4	$3,302.6

Liabilities and equity:
Current liabilities	$382.9	$357.3
Noncurrent liabilities	1,448.7	1,037.4
Equity	1,090.8	1,907.9

Total liabilities and equity	$2,922.4	$3,302.6

Selected Cash Flow Information

(amounts in millions)

	Year Ended December 31, 2010	Year Ended December 31, 2009
Net income	$11.0	$77.7
Other adjustments to reconcile net income to net cash provided by operating activities	118.8	243.4
Changes in operating assets and liabilities, net	60.6	(60.9)

Net cash provided by operating activities	190.4	260.2
Net cash (used for) investing activities	(41.0)	(41.0)
Net cash (used for) financing activities	(409.0)	(26.7)
Effect of exchange rate changes on cash and cash equivalents	5.9	22.0

Net increase (decrease) in cash and cash equivalents	(253.7)	214.5
Cash and cash equivalents, beginning of period	569.5	355.0

Cash and cash equivalents, end of period	$315.8	$569.5

Reconciliation to GAAP (unaudited)

(amounts in millions)

CONSOLIDATED

	Three Months Ended December 31, 2010	Three Months Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2009
Operating Income, Adjusted	$18.7	$25.8	$188.2	$156.6
Cost reduction initiatives	21.8	9.2	50.3	15.7
Executive transition	1.2	—	14.7	—
Restructuring	7.0	—	22.0	—
Asset impairments	22.4	18.0	30.6	18.0
Gain on settlement of noncurrent note receivable	(2.3)	—	(2.3)	—
Laminate duty recovery	—	—	(6.9)	—
Accelerated stock-based compensation expense	—	—	—	31.6
Foreign exchange impact	(1.2)	0.2	(1.3)	0.7

Operating Income (Loss), Reported	$(30.2)	$(1.6)	$81.1	$90.6

RESILIENT FLOORING

	Three Months Ended December 31, 2010	Three Months Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2009
Operating Income (Loss), Adjusted	$1.2	$(4.3)	$31.0	$6.5
Cost reduction initiatives	2.2	2.4	10.5	7.7
Laminate duty recovery	—	—	(6.9)	—
Restructuring	1.7	—	13.9	—
Asset impairment	—	—	2.1	—
Foreign exchange impact	(0.9)	—	(1.7)	(1.3)

Operating Income (Loss), Reported	$(1.8)	$(6.9)	$13.1	$0.1

WOOD FLOORING

	Three Months Ended December 31, 2010	Three Months Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2009
Operating Income (Loss), Adjusted	$(4.1)	$9.7	$(7.1)	$14.5
Cost reduction initiatives	5.4	1.9	15.4	1.9
Restructuring	0.1	—	1.0	—
Asset impairment	22.4	18.0	22.4	18.0
Foreign exchange impact	—	—	(0.1)	0.5

Operating Income (Loss), Reported	$(32.0)	$(10.2)	$(45.8)	$(5.9)

BUILDING PRODUCTS

	Three Months Ended December 31, 2010	Three Months Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2009
Operating Income, Adjusted	$31.7	$23.6	$198.3	$157.3
Cost reduction initiatives	13.7	—	23.7	—
Restructuring	2.1	—	3.1	—
Foreign exchange impact	(0.2)	—	0.5	1.4

Operating Income, Reported	$16.1	$23.6	$171.0	$155.9

CABINETS

	Three Months Ended December 31, 2010	Three Months Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2009
Operating (Loss), Adjusted	$(0.9)	$(3.4)	$(6.2)	$(12.2)
Cost reduction initiatives	—	4.9	0.2	6.1

Operating (Loss), Reported	$(0.9)	$(8.3)	$(6.4)	$(18.3)

UNALLOCATED CORPORATE EXPENSE

	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended
	Three Months Ended December 31, 2010	Three Months Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2009
Operating Income (Loss), Adjusted	$(9.2)	$0.2	$(27.8)	$(9.5)
Cost reduction initiatives	0.5	—	0.5	—
Executive transition	1.2	—	14.7	—
Asset impairment	—	—	6.1	—
Restructuring	3.1	—	4.0	—
Gain on settlement of noncurrent note receivable	(2.3)	—	(2.3)	—
Accelerated stock-based compensation expense	—	—	—	31.6
Foreign exchange impact	(0.1)	—	—	0.1

Operating Income (Loss), Reported	$(11.6)	$0.2	$(50.8)	$(41.2)

CONSOLIDATED

	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended

	Three Months Ended December 31, 2010		Three Months Ended December 31, 2009
	Total	Per Share	Total	Per Share
Operating Income, Adjusted	$18.7		$25.8
Other non-operating (expense)	(7.8)		(3.6)

Earnings Before Taxes, Adjusted	10.9		22.2
Adjusted tax (expense) @ 42%	(4.6)		(9.3)

Net Earnings, Adjusted	$6.3	$0.11	$12.9	$0.22
Pre-tax adjustment items	(48.9)		(27.4)
Reversal of adjusted tax @ 42%	4.6		9.3
Ordinary tax	19.9		3.0
Unbenefitted foreign losses	(4.5)		(6.1)
Tax adjustments	1.6		1.2
IRS audit of tax refund	—		3.3

Net Earnings (Loss), Reported	$(21.0)	$(0.36)	$(3.8)	$(0.07)

	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended
	Year Ended December 31, 2010		Year Ended December 31, 2009
	Total	Per Share	Total	Per Share
Operating Income, Adjusted	$188.2		$156.6
Other non-operating (expense)	(14.4)		(15.4)

Earnings Before Taxes, Adjusted	173.8		141.2
Adjusted tax (expense) @ 42%	(73.0)		(59.3)

Net Earnings, Adjusted	$100.8	$1.73	$81.9	$1.44
Pre-tax adjustment items	(107.1)		(66.0)
Reversal of adjusted tax @ 42%	73.0		59.3
Ordinary tax	(42.4)		(30.1)
Unbenefitted foreign losses	(14.9)		(17.3)
Tax adjustments	1.6		6.4
IRS audit of tax refund	—		43.5

Net Earnings, Reported	$11.0	$0.19	$77.7	$1.36

CASH FLOW

	Three Months Ended December 31, 2010	Three Months Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2009
Free Cash Flow
Net Cash From Operations	$49	$82	$190	$260
Plus / (minus): Net Cash Used For Investing	(37)	(29)	(41)	(41)
Add back / (subtract):
Restricted cash	30	—	30	—
Acquisition (Divestiture)	1	—	1	(8)

Free Cash Flow	$43	$53	$180	$211

CONTACT: Tom Waters, tjwaters@armstrong.com, Investors: +1-717-396-6354, News media: 1-866-321-6677